Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Infinity Pharmaceuticals, Inc. 2010 Stock Incentive Plan and the Infinity Pharmaceuticals, Inc. 2013 Employee Stock Purchase Plan of our reports dated February 24, 2015 with respect to the consolidated financial statements of Infinity Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Infinity Pharmaceuticals Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 9, 2015